Execution Version

Exhibit 10.12

NewAmsterdam Pharma Holding B.V. Gooimeer 2-35 1411 DC Naarden The Netherlands	Naarden, 20 July 2022
BY ELECTRONIC TRANSMISSION Mitsubishi Tanabe Pharma Corporation

Re: Agreement Notice

To Whom it May Concern:

Reference is made to the profit right and waiver agreement among Mitsubishi Tanabe Pharma Corporation (“MTPC” or “you”), NewAmsterdam Pharma Holding B.V. (formerly NewAmsterdam Pharma B.V.) (“NAP” or “us”) and Dezima Pharma B.V. (the “Company”) dated 9 April 2020 regarding the waiver by MTPC of certain then-existing rights in connection with the acquisition of all shares in the share capital of the Company by Saga Investments Coöperatief U.A. (the “Agreement”). Unless stated otherwise herein, capitalized terms used in this letter agreement shall have the same meaning as ascribed thereto in the Agreement.

NAP hereby communicates to you in writing its intention to pursue a business combination with a special purpose acquisition company (the “Business Combination”) which constitutes an Exit Event involving the payment of Proceeds, thereby triggering the MTPC Waiver Profit Right in accordance with Clause 3.2 of the Agreement and the MTPC IP Profit Right in accordance with Clause 3.5 of the Agreement (together, the “MTPC Profit Rights”). For the avoidance of doubt, and solely for the purpose of this letter, MTPC acknowledges and agrees that the Business Combination does not trigger the MTPC Waiver IPO Share Right in accordance with Clause 3.3 of the Agreement, the MTPC IP IPO Share Right in accordance with Clause 3.6 of the Agreement nor MTPC’s right to match in accordance with Clause 3.7 of the Agreement.

Satisfaction of MTPC Profit Rights

In connection with, and immediately prior to, the consummation of the Business Combination, NAP intends to consummate a share exchange, pursuant to which each shareholder of NAP will contribute and transfer each share of NAP held by it to New Amsterdam Pharma Company B.V. (“Holdco”) in exchange for shares of Holdco (the “Share Exchange”) on the basis of an exchange rate derived from an aggregate valuation of $491,000,000 for all shares of NAP on a fully diluted basis (the “Exchange Rate”). In addition, each such shareholder will be entitled to receive its pro rata share of 1,886,137 additional shares of Holdco (each valued today at $10), if and when NAP achieves a certain future development milestone (the “Earnout Shares”).

By countersigning this letter, MTPC hereby irrevocably and unconditionally acknowledges and agrees that the payment to MTPC of the Waiver Profit Right Payment and the IP Profit Right Payment (together, the “Profit Right Payments”) upon consummation of the Business Combination in accordance with Clauses 3.2.1 and 3.5.1, respectively, of the Agreement, which shall be paid in the form of shares of Holdco, or any successor thereto or to NAP surviving the Business Combination (and references to Holdco in this letter shall be deemed to include a reference to any such successor), shall be deemed in full satisfaction of all of MTPC’s rights and NAP’s obligations under Clause 3 of the Agreement, which rights and obligations shall thereafter be extinguished automatically with no further action by MTPC or NAP, on the condition that the Share Exchange is actually performed and any and all portions of the Profit Right Payments (other than the Earnout Shares, which shall be issued only following the achievement by NAP of certain future development milestones) are fully made to MTPC by Holdco as provided in the Clause 3 of the Agreement and as provided in this letter agreement. NAP hereby assigns its obligations under Clauses 3.2 and 3.5 of the Agreement to Holdco, Holdco hereby accepts such assignment, and MTPC further hereby irrevocably and unconditionally acknowledges and agrees to such assignment; provided, however, that if the Share Exchange is not actually performed with any reason or without reason, accordingly and automatically, Holdco shall reassign its obligations under Clauses 3.2 and 3.5 of the Agreement to NAP, NAP shall hereby accept such assignment, and MTPC shall further irrevocably and unconditionally acknowledge and agree to such assignment.

The Profit Right Payments shall be made in the form of Holdco shares, as follows (for the avoidance of doubt, references below to shares on a “fully diluted basis” assume the exercise of all NAP options outstanding immediately prior to the Share Exchange and are made after giving effect to the issuance of Holdco shares to MTPC described in such respective clause and the corresponding issuance of Holdco shares to Saga Investments Coöperatief U.A. (“Amgen”) in satisfaction of the Profit Right, as such term is defined in the share sale and purchase agreement among Amgen, NAP and the Company, dated 9 April 2020):

(a) shortly after the Share Exchange, a number of Holdco shares, in the aggregate, equal to (i) 7.63% of the number of shares of NAP outstanding immediately prior to the consummation of the Share Exchange on a fully diluted basis, multiplied by (ii) the Exchange Rate and then (iii) rounded to the nearest whole number where an entitlement to five-tenths (0.5) of a Holdco share shall be rounded up; and

(b) if and when the relevant development milestone is achieved, as soon as practicable thereafter, a number of Holdco shares, in the aggregate, equal to (i) 7.63% of the number of Earnout Shares on a fully diluted basis and then (ii) rounded to the nearest whole number where an entitlement to five-tenths (0.5) of a Holdco share shall be rounded up.

Registration Rights and Lock-up

MTPC further acknowledges and agrees that the shares of Holdco to be issued to MTPC may constitute restricted securities under United States securities laws. Holdco shall grant MTPC customary resale registration rights with respect to such shares on terms substantially similar to those given to other NAP shareholders and Amgen in connection with the Business Combination. In consideration of such registration rights, MTPC hereby agrees to execute a customary lock-up agreement restricting the transfer of those shares, on terms substantially similar to those entered into by other NAP shareholders and Amgen in connection with the Business Combination.

Choice of law and disputes

Clauses 7.13 and 7.14 of the Agreement apply mutatis mutandis to this letter.

Confidential Legal

Yours sincerely,

NewAmsterdam Pharma Holding B.V.	NewAmsterdam Pharma Holding B.V.

/s/ M.H. Davidson	/s/ Johannes Kastelein
M.H. Davidson	Wester Investments B.V.
Director	represented by Johannes Kastelein
Director

New Amsterdam Pharma Company B.V.

/s/ Louise Kooij
LouFré Management B.V. represented by LouFré Holding B.V. represented by Louise Kooij
Director

For approval and confirmation of the above:

/s/ Atsushi Hashimoto
Atsushi Hashimoto
Vice President, Head of Business Development Department
Pharma Business Strategy Division
Mitsubishi Tanabe Pharma Corporation